Exhibit 23(d)(2)(ppp)
Exhibit 23(d)(2)(ppp)
Sub-Advisory Agreement Amendment (Amendment) – Transamerica JPMorgan Core Bond

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN
TRANSAMERICA ASSET MANAGEMENT, INC. AND
J.P. MORGAN INVESTMENT MANAGEMENT INC.
THIS AMENDMENT is made as of July 1, 2009 to the Sub-Advisory Agreement dated as of November 7, 2005, as amended (the “Agreement”), between Transamerica Asset Management, Inc. (“TAM”) (formerly, Transamerica Fund Advisors, Inc.) and J.P. Morgan Investment Management Inc. (the “Sub-Adviser”).
In consideration of the mutual covenants contained herein, the parties agree as follows:
1.	Name Change of the Trust. Any reference to Transamerica IDEX Mutual Funds will now be revised to mean Transamerica Funds, effective as of March 1, 2008.

2.	Replace Initial “WHEREAS” Clauses. The three initial “Whereas” clauses in the Agreement are hereby deleted entirely and replaced with the following paragraph:
WHEREAS, TAM is the investment adviser to Transamerica Funds (the “Trust”), an open-end investment company registered under the Investment Company Act of 1940 (collectively with the rules and regulations promulgated thereunder and any exemptive orders thereunder, the “1940 Act”). TAM wishes to engage the Sub-Adviser to provide certain investment advisory services to each series of the Trust listed on Schedule A hereto (each, a “Fund”). The Sub-Adviser desires to furnish services for the Trust and to perform the functions assigned to it under this Agreement for the considerations provided.
3.	Schedule A. Schedule A to the Sub-Advisory Agreement dated November 7, 2005, as amended, is hereby deleted entirely and replaced as follows:

FUNDS	SUB-ADVISER COMPENSATION*
Transamerica JPMorgan International Bond	First $100 million	0.20%
	Over $100 million up to $250 million	0.17%
	Over $250 million up to $500 million	0.16%
	Over $500 million up to $1 billion	0.15%
	Over $1 billion	0.12%

Transamerica JPMorgan Core Bond	First $750 million	0.20%
	Over $750 million up to $1 billion	0.175%
	Over $1 billion	0.15%

*	As a percentage of average daily net assets on an annual basis.
In all other respects, the Sub-Advisory Agreement dated November 7, 2005, as amended, is confirmed and remains in full force and effect.
The parties hereto have caused this amendment to be executed as of July 1, 2009.

TRANSAMERICA ASSET MANAGEMENT, INC.

By: Name:	/s/ Christopher A. Staples Christopher A. Staples
Title:	Senior Vice President

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:	/s/ Danielle K. Azua
Name:	Danielle K. Azua
Title:	Vice President